EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 89 to the Registration Statement No. 02-27962 on Form N-1A ("Registration Statement") of Eaton Vance Special Investment Trust ("the Trust") of our report dated February 27, 2007, relating to the financial statements and financial highlights of the Eaton Vance Balanced Fund (the “Fund”), which appears in the December 31, 2006 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2008